Exhibit 99.1
Solar EnerTech Appoints New Directors
MENLO PARK, CA — (MARKETWIRE) — September 27, 2007 — Solar EnerTech Corp. (OTCBB: SOEN) (the “Company”) is pleased to announce that Mr. Donald Morgan and Mr. Kevin Koy have been appointed as directors of the Company.
Mr. Morgan has served as a senior financial executive for over 20 years. He had worked with US and international companies ranging from small cap to Fortune 500. Mr. Morgan was most recently CFO of RAE Systems Inc. Mr. Morgan had also been CFO of Larscom Incorporated and Inrange Technologies Corporation. He began his career at Unisys Corporation. Morgan holds a B.S. degree in Business Administration from Northeastern University and an M.S. degree in Finance from the University of Illinois.
Mr. Koy has over 20 years experience in business management and development. He is currently managing Old World Homes, LLC, an innovative construction firm he co-founded in 2004. Prior to that, he was the Director of Corporation Development, Business School, University of Chicago. This position was supported by his entrepreneurial background and experience which includes positions as CEO of Northfield Consulting Group; CEO of Dauphin Technologies, Inc., the first hand-held computer company; CEO of VictorMaxx technologies, Inc., a virtual reality computing company, and Market Logic Group Ltd. Mr. Koy holds a BA degree from Grinnell College in Grinnell, Iowa.
“I am very pleased to have Mr. Morgan and Mr. Koy join our board,” said Mr. Leo S. Young, President and Chairman of the board of Solar Enertech. “The Company is at a critical juncture. We started shipments in the second calendar quarter and we are now executing our plan to grow the Company. It is critical to bring on board directors with Mr. Morgan and Mr. Koy’s caliber to guide the Company through our execution plan.”
About Solar EnerTech Corp.
Solar EnerTech is a photovoltaic (“PV”) solar energy cell manufacturing enterprise based in Shanghai, China, where the Company has established a sophisticated 42,000-square foot manufacturing plant in Shanghai’s Jinqiao Modern Technology Park. Currently, the facility is capable of producing 25Mw of solar cells from its existing production line and another 25Mw from its first expansion lines. Solar EnerTech has also established a Joint R&D Lab at Shanghai University to research and develop higher efficiency cells and to put the results of that research to use immediately in its manufacturing processes. Led by one of the industry’s top scientists, the Company expects its R&D program to help bring Solar EnerTech to the forefront of advanced solar technology research and production. The Company has also established a marketing, purchasing and distribution arm in Northern California’s Silicon Valley.
Note on Forward-Looking Statements:
Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which are relevant as of the date of the given press release and should not be relied upon as of any subsequent date. Solar EnerTech undertakes no obligation to update publicly any forward-looking statements.
On Behalf of the Board
Solar EnerTech Corp.
Leo Shi Young, President
Investor Relations Contact
Boundary Point Investor Relations Inc.
1-866-378-7372 http://www.solarenertech.com